Exhibit 99.1

News Release

Video Display Corporation to Appeal NASDAQ Notification

January 30, 2006 — Video Display Corporation (NASDAQ:VIDEE) today announced that on January 24, 2006 Video Display Corporation (the “Company”) received a notice from the staff of The Nasdaq Stock Market stating that the Company is not in compliance with Nasdaq’s requirements for the continued listing of the Company’s securities on The Nasdaq Stock Market. This notice was sent automatically due to the Company’s failure to timely file its Quarterly Report on Form 10-Q for the fiscal quarter ended November 30, 2005, as required under Nasdaq rule 4310(c)(14).  As previously reported by the Company in a press release dated January 23, 2006, the Company’s Form 10-Q was due to be filed on January 17, 2006, but could not be filed within the prescribed time period for reasons outlined in the press release.  The Nasdaq notice also stated an “E” will be appended to the end of the Company’s common stock trading symbol, changing the symbol to “VIDEE” until the noncompliance is corrected. The notice from Nasdaq does not by itself result in delisting of the Company’s securities if the Company, within seven calendar days from the date of such notice, requests a hearing.

On January 30, 2006, subsequent to receiving the Nasdaq notice of delisting, the Company filed its Form 10-Q for the fiscal quarter ended November 30, 2005, having resolved the accounting issues that had led to the delay in filing. The Company intends to make a timely request for a hearing with the Nasdaq Listing Qualifications Panel on this matter. The request for a hearing will stay the delisting pending the hearing and a decision by the Panel.  At the hearing, the Company intends to outline the cause of the late filing and the steps it has made and intends to make to prevent late filings in the future.  While the Company expects the hearing to be successful, there can be no assurance that the Panel will accept the Company’s position and grant its request for continued listing.  The Company may appeal any adverse decision of the Panel to the Nasdaq Listing and Hearing Review Council.  Any such appeal by the Company would not stay the ruling of the Listing Qualifications Panel.

Video Display Corporation designs, develops and manufactures unique solutions for display requirements for military, medical and industrial use with emphasis on high end training and simulation applications. Its product offerings include ruggedized CRT and AMLCD displays as well as complete projection systems utilizing VDC’s Marquee(TM) line of projectors. Video Display Corporation operates 11 display design and manufacturing plants plus eight sales facilities throughout the United States and Europe.

This document contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. In addition, from time to time, Video Display Corporation or its representatives have made or may make forward-looking statements, orally or in writing. Such forward-looking statements may be included in, but are not limited to, various filings made by the Company with the Securities and Exchange Commission, press releases or oral statements made with the approval of an authorized executive officer of the Company. Actual results could differ materially from those projected or suggested in any forward-looking statements as a result of a wide variety of factors and conditions, including items discussed in the Company’s Form 10-K for the year ended February 28, 2005, filed with the Securities and Exchange Commission. The Company undertakes no duty to publicly update forward-looking statements, whether as a result of new information, future events or otherwise.

CONTACT: Video Display Corporation Ronald D. Ordway, 770/938-2080